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                                                                    EXHIBIT 10.2





                                 RAYONIER, INC.
                          SUPPLEMENTAL SENIOR EXECUTIVE
                               SEVERANCE PAY PLAN











                                                                 Human Resources
                                                                       July 1997
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                                  RAYONIER INC.

                SUPPLEMENTAL SENIOR EXECUTIVE SEVERANCE PAY PLAN

1.       PURPOSE

The Compensation and Management Development Committee (the "Committee") of the Board of Directors of Rayonier Inc. (the "Company") recognizes that, as with many publicly held corporations, there exists the possibility of a Change in Control of the Company. This possibility and the uncertainty it creates may result in the loss or distraction of senior executives of the Company, to the detriment of the Company and its shareholders.

Accordingly, the Committee has determined that appropriate steps should be taken to assure the Company of the continued employment, attention and dedication to duty of its senior executives -- including maintaining professionalism, indifference and objectivity in negotiating with a potential acquirer and to seek to ensure the availability of their continued service, notwithstanding the possibility, threat, or occurrence of a Change in Control.

Therefore, in order to fulfill the above purposes, the Senior Executive Severance Pay Plan adopted by the Rayonier Board of Directors on March 1, 1994 is hereby amended and restated as the Supplemental Senior Executive Severance Pay Plan (the "Plan") as set forth as follows:

2.       COVERED EMPLOYEES

Covered Employees under this Plan (each an "Executive") are those full-time, regular Senior Executive salaried employees of the Company, who are identified in Appendix "A" attached hereto and designated as Tier I or Tier II, as may be amended from time to time prior to a Change in Control by the Committee.

An Executive shall only cease to be a participant in the Plan as a result of termination or amendment of the Plan complying with Section 15 of the Plan, or when he or she ceases to be an employee of the Company, unless, at the time he or she ceases to be an employee, such Executive is entitled to payment of Separation Benefits as provided in the Plan or there has been an event or occurrence that constitutes Good Reason after a Change in Control that would enable Executive to terminate his or her employment and receive Separation Benefits. An Executive entitled to payment of Separation Benefits under the Plan shall remain a participant in the Plan until the full amount of the Separation Benefits have been paid to Executive.

3.       SEPARATION BENEFITS UPON QUALIFYING TERMINATION OF EMPLOYMENT

If, within two years following a Change in Control, (a) an Executive terminates his or her employment for Good Reason, or (b) the Company terminates an Executive's employment, the Executive shall be provided Separation Benefits in accordance with the terms of this Plan, except Separation Benefits shall not be payable where Executive:

         -        is terminated for Cause;

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         -        terminates employment with the Company prior to the effective date of this Plan;

         -        voluntarily resigns, other than for Good Reason;

         - voluntarily fails to return from an approved leave of absence (including a medical leave of absence); or

         - terminates employment as a result of Executive's death or Disability.

Any non-excepted termination is a "Qualifying Termination."

4.       SEPARATION BENEFITS

For purposes of this Plan, Separation Benefits consist of both Scheduled Severance Pay and Additional Severance.

         Scheduled Severance Pay shall be determined in accordance with the following schedule, which sets forth the months of Base Pay to be provided to an Executive, based upon Executive's Years of Service as of the Effective Date, and payable as provided in Section 5 below.

      YEARS OF SERVICE                                  MONTHS OF BASE PAY
      ----------------                                  ------------------
                                                  TIER I                        TIER II
                                                EXECUTIVES                   EXECUTIVES
                                                ----------                   ----------

Less than         4                                 24                            12
                  4                                 25                            13
                  5                                 26                            14
                  6                                 27                            15
                  7                                 28                            16
                  8                                 29                            17
                  9                                 30                            18
                  10                                31                            19
                  11                                32                            20
                  12                                33                            21
                  13                                34                            22
                  14                                35                            23
                  15 or more                        36                            24


         Additional Severance. In addition to Scheduled Severance Pay, upon a Qualifying Termination Executive will be eligible to receive as Additional Severance, the Benefits Continuation Amounts, as provided in Section 7 below, and a Target Bonus Severance, as follows. The Target Bonus Severance shall be based upon the Target Bonus Award established under the Rayonier Incentive Bonus Plan during the year most recently ended prior to the Effective Date of the Qualifying Termination. Tier I Executives are entitled to a Target Bonus Severance which is three times Target Bonus Award, together with an additional amount representing the prorated current year's bonus. Tier II Executives are entitled to a Target Bonus Severance which is two times

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Target Bonus Award, together with an additional amount representing the prorated current year's bonus. The prorated current year's bonus shall be determined by multiplying one times the Target Bonus Award by a fraction of the numerator of which the number of months or portion thereof lapsed in the then current year prior to the qualifying termination and the denominator of which is twelve. The Target Bonus Severance shall be paid to Executive by the Company as a lump sum cash payment within 10-days after the Effective Date of the Qualifying Termination.

5.       LUMP SUM PAYMENT OF SCHEDULED SEVERANCE PAY

The Company shall pay the Scheduled Severance Pay to Executive in a lump sum not later than 10 days after the Effective Date, except where Executive is entitled to periodic payments of Salary Continuation under Section 6.

6.       PERIODIC PAYMENT OF SCHEDULED SEVERANCE PAY

At Executive's option, subject to the conditions set forth in this Section 6, the Scheduled Severance Pay shall be payable to Executive in the form of equal periodic payments ("Salary Continuation") according to the Company's regular payroll schedule or at any other intervals elected by Executive for a period commencing on the first regular payroll pay date beginning after the Effective Date of Executive's Qualifying Termination (the "Salary Continuation Period").

In order to receive Salary Continuation during a Salary Continuation Period, an Executive must elect such Salary Continuation in writing prior to a Change in Control and specify the Salary Continuation Period, which may not exceed the number of months of Base Pay payable to Executive as Scheduled Severance Pay in accordance with Section 4 above. During the Salary Continuation Period, Executive agrees to perform advisory, consultative and such other services as the Company may, from time to time, reasonably request in order to effect the transition of Executive's duties as a result of Executive's Qualifying Termination. The manner and time devoted to such service shall be determined in the sole reasonable discretion of the Executive.

During such Salary Continuation Period, Executive will remain an active employee of the Company, but Executive's benefits shall be limited as provided in Section 7 below. Notwithstanding Executive's status as an active employee of the Company during the Salary Continuation Period, solely for the purposes of this Plan and the Separation Benefits payable hereunder, Executive's Qualifying Termination shall be deemed to occur as of the commencement of the Salary Continuation Period.

In the event of Executive's death during the Salary Continuation Period, any unpaid Salary Continuation shall be paid in a lump sum to such beneficiary or beneficiaries designated by Executive in writing or, failing such designation, to Executive's spouse if Executive is married or to Executive's estate if Executive is unmarried.


7.       BENEFITS CONTINUATION

Additional Severance shall include the Benefits Continuation Amounts, which are comprised of the following:

A. If Executive is receiving Salary Continuation during a Salary Continuation Period pursuant to Section 6 above, Executive will continue to be eligible to participate

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         in and shall receive credit for service during the Salary Continuation
         Period under the following Company employee benefit plans:

         (i)      such employee welfare benefit plans, within the meaning of
                  Section 3(1) of ERISA, as the Company may maintain for the benefit of the Company's employees during the Salary Continuation Period, subject to the terms and conditions of such plans; provided, however, that Executive shall not be eligible to participate in any short or long-term disability benefits plans or any business travel accident plans maintained by the Company during the Salary Continuation Period;

         (ii) the Retirement Plan for Salaried Employees of Rayonier and the Rayonier Investment and Savings Plan for Salaried Employees;

         (iii) any excess benefit plan, within the meaning of Section 3(36) of ERISA, or any supplemental executive retirement plan or other employee pension benefit plan, within the meaning of
                  Section 3(2) of ERISA, not intended to be qualified under
                  Section 401(a) of the Code, maintained by the Company during the Salary Continuation Period, subject to the terms and conditions of such plans (collectively, the "Supplemental Plans"); and

         (iv) the Senior Executive Tax Plan, as applicable to Executive immediately prior to the Qualifying Termination, and any successor thereto.

         During the period an Executive is receiving Salary Continuation, Executive will not be eligible to accrue any vacation or participate in any (i) bonus program, (ii) special termination programs, (iii) new awards under any stock option or stock related plan for executives (provided that Executive will be eligible to exercise any outstanding stock options in accordance with the terms of any applicable stock option plan), (iv) new or revised executive compensation programs that may be introduced after the Effective Date and (v) any other executive compensation program, plan, arrangement, practice, policy or perquisites unless specifically authorized by the Company in writing.

         The period during which an Executive is receiving Salary Continuation does not count as service for the purpose of any Company long-term incentive award program including, but not limited to, Rayonier's Incentive Stock Plan and any similar plan.

         If, for any reason at any time the Company is unable to treat Executive as being eligible for ongoing participation in any Company employee benefit plan as provided in this Section 7A, and if as a result thereof Executive does not receive a benefit or receives a reduced benefit, the Company shall provide such benefits outside such plan at no additional cost (including without limitation tax cost) to Executive, or at the Company's option, make available equal benefits from other sources.

If the length of Executive's Salary Continuation Period is less than 36 months, by reason of:

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         (i)      the payment intervals elected by Executive pursuant to Section
                  6 above; or

         (ii) fewer than 36 months of Base Pay being payable to Executive pursuant to Section 4 above according to the Company's regular payroll schedule; or

         (iii) the acceleration of Executive's Salary Continuation as provided in Section 10 below;

the Company shall pay to Executive in a lump sum not more than 10 days after the end of Executive's Salary Continuation Period, as the same may be shortened by reason of the acceleration of Executive's Salary Continuation as provided in
Section 10 below, an amount equal to the excess of (X) over (Y), where (X) is the Equivalent Actuarial Value of the benefit to which Executive would have been entitled under the Retirement Plan for Salaried Employees of Rayonier Inc., the Retirement Plan for Salaried Employees of ITT Corporation, the Rayonier Investment and Savings Plan for Salaried Employees, any excess benefit plan, within the meaning of Section 3(36) of ERISA, or any supplemental executive retirement plan within the meaning of Section 3(2) of ERISA, maintained by ITT Corporation (the "ITT Supplemental Plans"), and the Supplemental Plans (collectively, the "Plans") had Executive accumulated additional eligibility service as a fully vested participant in the Plans and additional benefit service in all the Plans other than the Retirement Plan for Salaried Employees of ITT Corporation and the ITT Supplemental Plans equal to the difference between 36 months and the number of months of eligibility and benefit service credited to Executive under the Plans during the Salary Continuation Period and as if Executive were three years older than his attained age at the beginning of the Salary Continuation Period, solely for purposes of benefit eligibility and determining the amount of reduction in benefit on account of payment commencing prior to the Executive's normal retirement date, and by defining Executive's Final Average Compensation as equal to the greater of Executive's Base Pay on the Effective Date of Executive's Qualifying Termination or Executive's Final Average Compensation as determined under the terms of the Retirement Plan for Salaried Employees of Rayonier Inc. and (Y) is the Equivalent Actuarial Value of the amounts otherwise actually payable to Executive under the Plans. The Equivalent Actuarial Value shall be determined using the same assumptions utilized under the Rayonier Inc. Excess Benefit Plan upon the date of payment of the lump sum and based on Executive's age on such date.

Notwithstanding the foregoing, for purposes of calculating the above lump sum, Executive shall not be required to contribute to the Rayonier Investment and Savings Plan for Salaried Employees or the Rayonier Inc. Excess Savings and Deferred Compensation Plan as a condition to receiving such lump sum nor shall the Company be required to include in such lump sum amounts attributable to contributions Executive would have made under the Rayonier Investment and Savings Plan for Salaried Employees or the Rayonier Inc. Excess Savings and Deferred Compensation Plan had Executive continued to participate in those plans. The Company shall only be obligated to include in such lump sum the Company contributions that would have been made under the Rayonier Investment and Savings Plan for Salaried Employees and the Rayonier Inc. Excess Savings and Deferred Compensation Plan had Executive continued to participate in those plans at the level of compensation and rate of contribution in effect as of the pay date immediately preceding the termination of the

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Salary Continuation Period, without allocating any deemed earnings to said
Company contributions.


B. If the Executive has not elected Salary Continuation under Section 6, the Company shall pay the Executive in a lump sum in cash on the Effective Date, in addition to amounts to which Executive is entitled under the Retirement Plan for Salaried Employees of Rayonier Inc., the Retirement Plan for Salaried Employees of ITT Corporation, the Rayonier Investment and Savings Plan for Salaried Employees and the Supplemental Plans (collectively, the "Plans"), in effect on the Effective Date, an amount equal to the excess of (X) over (Y), where (X) is the Equivalent Actuarial Value of the benefit to which Executive would have been entitled under the terms of such Plans, without regard to "vesting" thereunder, had Executive accumulated an additional 3 years of eligibility service as a fully vested participant in the Plans and an additional 3 years of benefit service in all the Plans other than the Retirement Plan for Salaried Employees of ITT Corporation and the ITT Supplemental Plans and as if Executive were 3 years older, solely for purposes of benefit eligibility and determining the amount of reduction in benefit on account of payment commencing prior to the Executive's normal retirement date, and by defining Executive's Final Average Compensation as equal to the greater of Executive's Base Pay on the Effective Date of Executive's Qualifying Termination or Executive's Final Average Compensation as determined under the terms of the Retirement Plan for Salaried Employees of Rayonier Inc. and (Y) is the Equivalent Actuarial Value of the amounts otherwise actually payable to Executive under the Plans. The Equivalent Actuarial Value shall be determined using the same assumptions utilized under the Rayonier Inc. Excess Benefit Plan upon the date of payment of the lump sum and based on Executive's age on such date.

         Notwithstanding the foregoing, for purposes of calculating the above lump sum, Executive shall not be required to contribute to the Rayonier Investment and Savings Plan for Salaried Employees or the Rayonier Inc. Excess Savings and Deferred Compensation Plan as a condition to receiving such lump sum nor shall the Company be required to include in such lump sum amounts attributable to contributions Executive would have made under the Rayonier Investment and Savings Plan for Salaried Employees or the Rayonier Inc. Excess Savings and Deferred Compensation Plan had Executive continued to participate in those plans. The Company shall only be obligated to include in such lump sum the Company contributions that would have been made under the Rayonier Investment and Savings Plan for Salaried Employees and the Rayonier Inc. Excess Savings and Deferred Compensation Plan had Executive continued to participate in those plans at the level of compensation and rate of contribution in effect as of the pay date immediately preceding the Effective Date, without allocating any deemed earnings to said Company contributions.

C. Regardless of whether Executive has elected Salary Continuation pursuant to Section 6 or is receiving a lump sum payment of Scheduled Severance Pay pursuant to Section 5, the Company shall provide to Executive the following additional benefits:

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         (i)      Ensure that options to purchase the Common Shares of the
                  Company ("Stock Options") granted to Executive prior to the Effective Date by the Company will become immediately exercisable in full in accordance with the respective Plan, provided that no option shall be exercisable after the termination date of such option.

         (ii) Immediately vest in and grant to Executive all outstanding Performance Shares and Restricted Stock ("Common Shares") awarded to Executive prior to the Effective Date by the Company without remaining restrictions as if all performance objectives had been achieved in accordance with the respective Plan documents.

         (iii) Outplacement services, the scope and provider of which shall be selected by Executive in his or her sole discretion, until Executive is employed on a full time, comparable work basis, for a period not to extend beyond the second anniversary of the Effective Date of Executive's Qualifying Termination.

D. If there has been a Change in Control and any dispute arises between Executive and the Company as to the validity, enforceability and/or interpretation of any right or benefit afforded by this Plan, at Executive's option such dispute shall be resolved by binding arbitration proceedings in accordance with the rules of the American Arbitration Association. The arbitrators shall presume that the rights and/or benefits afforded by this Plan which are in dispute are valid and enforceable and that Executive is entitled to such rights and/or benefits. The Company shall be precluded from asserting that such rights and/or benefits are not valid, binding and enforceable and shall stipulate before such arbitrators that the Company is bound by all the provisions of this Plan. The burden of overcoming by clear and convincing evidence the presumption that Executive is entitled to such rights and/or benefits shall be on the Company. The results of any arbitration be conclusive on both parties and shall not be subject to judicial interference or review on any ground whatsoever, including without limitation any claim that the Company was wrongfully induced to enter into this agreement to arbitrate such a dispute.

         The Company shall pay the cost of any arbitration proceedings under this Plan. Executive shall be entitled (within two (2) business days of requesting such advance) to an advance of the actual legal fees and expenses incurred by such Executive in connection with such proceedings and Executive shall be obligated to reimburse the Company for such fees and expenses in connection with such arbitration proceedings only if it is finally and specifically determined by the arbitrators that Executive's position in initiating the arbitration was frivolous and completely without merit. The arbitrators shall have discretion to award punitive damages to the Executive if it is found that the Company's actions or failures to act which led to the Executive submitting a dispute to arbitration and/or the Company's actions or failures to act during the pendency of the arbitration proceeding make such an award appropriate in the circumstances.

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         In the event Executive is required to defend in any legal action or other proceeding the validity or enforceability of any right or benefit afforded by this Plan, the Company will pay any and all actual legal fees and expenses incurred by such Executive regardless of the outcome of such action and, if requested by Executive, shall (within two business days of such request) advance such expenses to Executive. The Company shall be precluded from asserting in any judicial or other proceeding commenced with respect to any right or benefit afforded by this Plan that such rights and benefits are not valid, binding and enforceable and shall stipulate in any such proceeding that the Company is bound by all the provisions of this Plan.


8.       DEFINITIONS

The following terms not otherwise defined in this Plan have the indicated meaning:

         "Base Pay" shall mean the annual base salary rate payable to Executive at the Effective Date, including compensation converted to other benefits under a flexible pay arrangement maintained by the Company or deferred pursuant to a written plan or agreement with the Company. Such annual base salary rate shall in no event be less than the highest annual base salary rate paid to Executive at any time during the twenty-four (24) month period immediately preceding the Effective Date.

         "Target Bonus Award" shall mean the Standard Bonus Target Percentages of base salaries as defined under the Rayonier Incentive Bonus Plan for the respective executive salary grades as determined pursuant to Company base salary compensation schedules in effect for eligible executives at a 100 percent performance factor as of December 31 for the year most recently ended prior to the Effective Date.


         "Cause" shall mean with respect to any Executive: (i) the willful and continued failure of Executive for a period of ninety (90) days to perform substantially Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board of Directors of the Company that specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties, or (ii) the engaging by Executive in illegal conduct or gross misconduct that is demonstrably injurious to the Company. For purposes of this definition, no act or failure to act on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. An Executive shall be deemed to have engaged in illegal conduct and shall be subject to termination for Cause if

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         Executive has been indicted or charged by any prosecuting agency with the commission of a felony.

         "Change in Control" shall have the definition set forth in the Retirement Plan for Salaried Employees of Rayonier Inc. as amended effective July 18, 1997, and as the same may be thereafter amended from time to time prior to the occurrence of a Change in Control.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         "Disability" shall mean an illness or injury that has prevented Executive from performing his or her duties (as they existed immediately prior to the illness or injury) on a full-time basis for 180 consecutive business days.

         "Effective Date" is the date the Company selects as the Executive's last day of active full-time employment.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

         "Good Reason" shall mean, with respect to any Executive, (i) the assignment to Executive of any duties inconsistent in any respect with Executive's position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities immediately before the Change in Control, or any other action by the Company that results in a significant diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; (ii) any material reduction in Executive's Base Pay, opportunity to earn annual bonuses or other compensation or employee benefits, other than as a result of an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by Executive; (iii) the Company's requiring Executive to relocate his or her principal place of business to a place which is more than thirty-five miles from his or her previous principal place of business; or (iv) any purported termination of the Plan otherwise than as expressly permitted by this Plan. For purposes of this Plan, any good faith determination of "Good Reason" made by Executive shall be conclusive.

         "Normal Retirement Date" shall mean the first of the month that coincides with or follows Executive's 65th birthday.

         "Separation Benefits" shall mean the benefits described in Sections 4 and 6 that are provided to Executive upon a Qualifying Termination under this Plan.

         "Years of Service" shall mean the total number of completed years of employment, inclusive of credited ITT system service, from Executive's date of hire to the Effective Date, rounded up or down to the nearest whole year. The ITT system service date of hire is the date from which employment in the ITT system is recognized in conjunction with Rayonier service for purposes of determining eligibility and vesting under the applicable ITT and Rayonier retirement plans covering Executive on the Effective Date.

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9.       Certain Additional Payments by the Company

         (a) Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of any Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by
                  Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm as may be designated by Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within fifteen business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change of Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

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         (c)      Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim;

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

                  (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option either direct Executive to pay the tax claimed and sue for a refund or contest the claim in a permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance and

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                           further provided that an extension of the statute of
                           limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 9(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid."

10.      PAYMENT ACCELERATION

If during the period an Executive is receiving Salary Continuation, the Company, in its reasonable judgment exercised by the Board of Directors determines that the Executive (i) engages in any activity that is inimical to the best interests of the Company, (ii) publicly disparages the Company; (iii) fails to comply with any Company Covenant Against Disclosure and Assignment of Rights to Intellectual Property; (iv) without Rayonier Inc.'s prior consent, engages in, becomes affiliated with, or becomes employed by any business competitive with the Company; or (v) fails to comply with applicable provisions of the Rayonier Code of Corporate Conduct or applicable Rayonier Inc. corporate policies, then the Company may, upon written notice to Executive, pay the entire unpaid balance of the scheduled Severance Pay to Executive as a nondiscounted lump sum together with the amounts payable as a result of the termination of the Salary Continuation Period under Section 7A.

11.      RELEASE

No Separation Benefits will be provided under this Plan unless Executive executes and delivers to the Company a mutual release, satisfactory to the Company, in which Executive discharges and releases the Company and the Company's directors, officers, employees and employee benefit plans from all claims (other than for benefits to which Executive is entitled under this Plan or any Company employee benefit plan) arising out of Executive's employment or termination of employment and the Company discharges and releases Executive from any and all claims arising out of Executive's employment or termination of employment with the Company.

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12.      SUCCESSOR TO COMPANY

This Plan shall bind any successor of the Company, its assets, or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.

In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

13.      ADMINISTRATION OF PLAN

The Company is the Named Fiduciary for the Plan under ERISA. The Rayonier Board of Directors Compensation and Management Development Committee (the "Committee") is the Plan Administrator, which shall have the exclusive right to interpret this Plan, adopt any rules and regulations for carrying out this Plan as may be appropriate and, except as otherwise provided in this Plan, decide any and all matters arising under this Plan. All interpretations and decisions by the Committee shall be final, conclusive and binding on all parties affected thereby.

14.      CLAIMS PROCEDURE

If an employee or former employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefit. All claims for benefit under the Plan shall be sent to the Rayonier Board of Directors Compensation and Management Development Committee and must be received within thirty days after termination of employment. If the Company determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice will be sent within ninety days of the claim unless the Company determines additional time, not exceeding ninety days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information as necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within ninety days thereafter submit in writing to the Company a notice that the claimant contests the denial of his or her claim by the Company and desires a further review. The Company shall within sixty days thereafter review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the

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
Company. The Company will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within sixty days of the written request for review, unless the Company determines additional time, not exceeding sixty days, is needed, and so notifies the employee. If the Company fails to respond to a claim filed in accordance with the foregoing within sixty days or any such extended period, the Company shall be deemed to have denied the claim.

15.      TERMINATION OR AMENDMENT

The Company's Board of Directors may terminate or amend this Plan ("Plan Change") at any time, except that no such Plan Change may reduce or adversely affect Separation Benefits for any Executive who has a Qualifying Termination within two years of the effective date of such Plan Change provided that Executive was a Covered Employee under this Plan on the date of the Plan Change. Notwithstanding the foregoing, for two years after the occurrence of a Change in Control event, this Plan may not be terminated or amended until after all Executives who become entitled to any payments hereunder shall have received such payments in full. Any extension, amendment, or termination of this Plan by the Board in accordance with the foregoing shall be made by action of the Board in accordance with the Company's charter and bylaws and applicable law, and shall be evidenced by a written instrument signed by a duly authorized officer of the Company, certifying that the Board has taken such action.

16.      PLAN SUPERSEDES PRIOR PLANS

This Plan supersedes and replaces all prior severance policies, plans, or practices maintained by the Company with respect to all Covered Employees other than individualized written agreements executed by the Company and Executive.

17.      UNFUNDED PLAN STATUS.

This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may but shall not be obligated to create one or more grantor trusts, the assets of which are subject to the claims of the Company's creditors, to assist it in accumulating funds to pay its obligations under the Plan.

18.      MISCELLANEOUS

Except as provided in this Plan, Executive shall not be entitled to any notice of termination or pay in lieu thereof.

In cases where Severance Pay is provided under this Plan, pay in lieu of any unused current year vacation entitlement will be paid to Executive in a lump sum.

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This Plan is not a contract of employment, does not guarantee Executive employment for any specified period and does not limit the right of the Company to terminate the employment of Executive at any time.

The section headings contained in this Plan are included solely from convenience of reference and shall not in any way affect the meaning of any provision of this Plan.

If, for any reason, any one or more of the provisions or part of a provision contained in this Plan shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Plan not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law remain in full force and effect.

19.      ADOPTION DATE AND AMENDMENT

This Plan was first adopted by Rayonier Inc.'s Board of Directors, effective March 1, 1994 ("Adoption Date") and does not apply to any termination of employment that occurred or which was communicated to Executive prior to the Adoption Date.

On May 16, 1997, the Committee approved changes to the Plan, effective as of June 1,1997. Subsequently on July 18, 1997, the Committee approved additional changes to the Plan as contained herein, effective retroactive to June 1, 1997.

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                                   APPENDIX A
                            SENIOR EXECUTIVE OFFICERS


TIER I                                                      TIER II

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                                   SCHEDULE 1
                             RAYONIER BENEFIT PLANS


1. The Retirement Plan for Salaried Employees of Rayonier Inc.

2. The Rayonier Excess Benefit (Retirement) Plan

3. The Rayonier Investment and Savings Plan for Salaried Employees

4. The Rayonier Excess Savings and Deferred Compensation Plan

5. The Rayonier 1994 Incentive Stock Plan

6. Rayonier Supplemental Senior Executive Severance Pay Plan

7. Vacation Benefits for Salaried Employees (Human Resources Practice 29.0)





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